Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 22, 2016, with respect to the audited balance sheet of U.S. Rare Earth Minerals, Inc. as of December 31, 2015 and the related statements of operations, stockholders’ deficit and cash flows for the year then ended. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas August 29, 2016